Exhibit 99.1

FOR IMMEDIATE RELEASE:	Thursday, March 4, 2004

CONTACT:	Vicki L. Benne
Chief Financial Officer
Isco, Inc.
(402) 465-2097

ISCO REPORTS SECOND QUARTER FISCAL 2004 RESULTS

Lincoln, NE—Isco, Inc. (Nasdaq: ISKO) reported net income for the second quarter ended January 23, 2004, of $1.5 million or $0.26 per diluted share, on sales of $17.4 million, compared with a net loss of $10,000, or $0.00 per diluted share, on sales of $14.3 million for the same period last year.  Net income during the first six months of fiscal 2004 was $2.1 million, or $0.36 per diluted share, on sales of $34.5 million, compared with net income of $0.4 million, or $0.07 per diluted share, on sales of $29.8 million for the same period a year ago.

Reviewing the recent quarterly results, Doug Grant, president and chief operating officer, commented, “We are extremely pleased with our quarterly results.  We were able to increase sales and drive a substantial amount of the increase to the bottom line. Our quarterly sales were boosted by pharmaceutical companies’ spending that was delayed in the previous year by economic conditions.  This directly benefited our chromatography line.  We also experienced increased calendar year-end spending by various industries that benefited all product lines.”

Net sales from Isco’s three major product lines of samplers, chromatography, and flow meters were $26.8 million for the six-month period, an increase of 17 percent over the prior year.  Sales of chromatography and flow meter products drove this growth.  Revenues from our other products and services were $7.7 million for the same period, up 13 percent over the prior year driven by international sales of process monitoring products.  Domestic sales of $23.0 million were up 5.5 percent over the prior year and international sales of $11.5 million were up 45.2 percent over the prior year.

Income from operations for the first six months was $2.8 million or 8.2% of net sales compared with $0.3 million or 1.0% of net sales for the same period a year ago.  The improvement was driven by $2.1 million of additional gross margin dollars generated by increased sales and $0.4 million of reduced operating expenses.  The gross margin, as a percentage of sales, decreased to 52.5% from 54.0% due to the impact of the first quarter write-off of inventory associated with the divestiture of the supercritical fluid extraction (SFE) product line.  Excluding the impact of the SFE charge, the gross margin, as a percentage of sales, was 54.3%.  The improvement over the prior year was due to favorable shifts in product line mix and benefits from manufacturing cost improvements.

The reduction in operating expenses was driven by a $0.6 million decrease in selling, general, and administrative (SG&A) expenses.  While both fiscal years included one-time charges, excluding the net impact of these charges, SG&A expenses decreased by $0.4 million due to benefits realized from the operational improvements and the reduction in force which occurred in the latter part of fiscal 2003, offsetting variable expense increases associated with increased sales and profitability.

Cash and investments increased by $4.3 million to $19.0 million at January 23, 2004 from the beginning of the year.  The increase in cash was driven by cash flows from operations of $5.6 million offset by debt repayments and cash dividend payments.  Cash flows generated by operations of $5.6 million in the current year compares to cash flows generated of $0.9 million in the prior year.  The improvement was driven by increased earnings, reduced investment in inventory which included the write-off of the SFE inventory, and changes in income taxes.

Doug Grant further commented, “While we are very pleased with our improved performance on a quarter over quarter basis and for the full year compared to the prior year, we remain somewhat cautious about sustaining performance at this high level for the remainder of the year.  Our operational expenses are expected to show a modest increase and our ability to repeat the recent strong quarterly sales performance may be limited by the vigor and sustainability of the global economic recovery.  Relative to the SFE divestiture, we have communicated to our distribution channels our intent to complete this divestiture within the next fiscal quarter either via a sale of assets or a shutdown of operations.  We do not expect any material negative impact to our future performance based on either outcome.”

Comments included in this News Release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Such risks and uncertainties are detailed in Isco, Inc.’s Annual Report on Form 10-K filed with the SEC in November 2003 and are incorporated herein by reference.  Isco, Inc. cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date hereof.

News releases and other information regarding Isco, Inc. may be found at

www.isco.com on the Internet.

ISCO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Six months ended
(Amounts in thousands, except per share data)	Jan 23 2004	Jan 24 2003	Jan 23 2004	Jan 24 2003

Net sales	$17,426	$14,262	$34,540	$29,756
Cost of sales	7,733	6,745	16,393	13,690
	9,693	7,517	18,147	16,066

Operating expenses:
Selling, general, and administrative	5,780	6,134	11,967	12,537
Research and engineering	1,740	1,570	3,355	3,235
	7,520	7,704	15,322	15,772

Income (loss) from operations	2,173	(187)	2,825	294

Other income (expense):
Investment income	143	163	320	332
Interest expense	(37)	(68)	(80)	(127)
Other, net	36	33	101	86
	143	128	341	291

Income (loss) before income taxes	2,315	(59)	3,166	585

Provision for (benefits from) income taxes	784	(49)	1,024	164

Net income (loss)	$1,531	$(10)	$2,142	$421

Basic earnings per share	$0.27	$—	$0.37	$0.07

Diluted earnings per share	$0.26	$—	$0.36	$0.07

Cash dividends declared per share	$0.06	$0.06	$0.12	$0.12

Weighted average number of shares outstanding (basic)	5,732	5,673	5,730	5,673

Additional shares assuming exercise of common stock equivalents and dilutive stock options	183	—	170	218

Weighted average number of shares outstanding (diluted)	5,915	5,673	5,900	5,891

 ISCO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(Amounts in thousands)	Jan 23 2004	Jul 25 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,600	$5,383
Short-term investments	1,820	4,629
Accounts receivable (net)	10,012	10,590
Inventories	8,702	9,489
Refundable income taxes	—	303
Deferred income taxes	870	812
Other current assets	543	417

Total current assets	23,547	31,623

Property and equipment (net)	13,020	13,768

Long-term investments	15,530	4,717

Other assets	4,350	4,327

Total assets	$56,447	$54,435

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,545	$1,222
Accrued expenses	3,527	3,698
Income taxes payable	414	—
Short-term borrowing	2,203	2,113
Current portion of long-term debt	32	503

Total current liabilities	7,721	7,536

Deferred income taxes	660	532

Long-term debt, less current portion	637	584

Shareholders’ equity	47,429	45,783

Total liabilities and shareholders’ equity	$56,447	$54,435

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